Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Darden Restaurants, Inc.:
We consent to the use of our reports dated July 22, 2022, with respect to the consolidated financial statements of Darden Restaurants, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Orlando, Florida
October 6, 2022